As filed with the Securities and Exchange Commission on June 30, 2003


                                                              File No. 070-10127

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  --------------------------------------------
                                 AMENDMENT NO. 1
                                       TO
                              FORM U-1 APPLICATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                  --------------------------------------------

                             Sempra Energy Resources
                                 101 Ash Street
                               San Diego, CA 92101


               (Name of company or companies filing this statement
                   and address of principal executive offices)
                  --------------------------------------------

Daniel A. King                                        Steve Case
Sempra Energy                                         Sempra Energy
Law Department                                        Law Department
101 Ash Street  HQ13                                  101 Ash Street  HQ12
San Diego, CA  92101-3017                             San Diego, CA  92101-3017
(619) 696-4350                                        (619) 696-5020
(619) 699-5027  (facsimile)                           (619) 696-4488 (facsimile)
daking@sempra.com                                     scase@sempra.com

                   (Name and addresses of agents for service)
                  --------------------------------------------
                  The Commission is requested to send copies of
                    all notices, orders and communications in
                      connection with this Application to:

Glenn J. Berger
Paul Silverman
William C. Weeden
Skadden, Arps, Slate,
Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C.  20005

               APPLICATION FOR ORDER DECLARING THAT SEMPRA ENERGY
                  RESOURCES IS NOT AN ELECTRIC UTILITY COMPANY
                        PURSUANT TO SECTION 2(a)(3)(A) OF
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

     Sempra Energy Resources ("SER") hereby amends its application to the Securities and Exchange Commission for an order under Section 2(a)(3)(A) of the Public Utility Holding Company Act of 1935 ("Act") declaring SER not to be an electric utility company, as defined in Section 2(a)(3) of the Act, by withdrawing this application in its entirety.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]



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



                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Application to be signed on its behalf by the undersigned thereunto duly authorized.

                                            Sempra Energy Resources



                                            By:   /s/ Michael R. Niggli
                                                  ---------------------
                                                  Name:    Michael R. Niggli
                                                  Title:   President

Date:  June 30, 2003


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